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                                                                   EXHIBIT 23.04

                    CONSENT OF DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

  We hereby consent to (i) the inclusion of our opinion letters, each dated June 23, 1998, to the Board of Directors of Tele-Communications, Inc. (the "Company") as Annexes F-1 and F-2 to the Proxy Statement/Prospectus of the Company relating to the proposed merger between the Company and a wholly-owned subsidiary of AT&T Corp. and the proposed combination of the Company's Liberty Media Group and the Company's TCI Ventures Group, and (ii) all references to DLJ in the sections captioned "Summary--Opinions of Financial Advisors," "The Proposed Transactions--Background," "--TCI's Reasons for the Transactions; Recommendation of the Special Committee and the TCI Board," "--Opinions of TCI's Financial Advisor" and "Liberty/Ventures Combination--Background of and Reasons for the Liberty/Ventures Combination" of the Proxy Statement/Prospectus of AT&T Corp. and Tele-Communications, Inc. which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                              /s/ Jill Greenthal
                                          By: _________________________________
                                              Jill Greenthal
                                              Managing Director

New York, New York
January 6, 1999